Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS
     This Separation Agreement and Release of All Claims is entered into between AMB Property Corporation, its affiliates and subsidiaries (collectively, the “Company”) and W. Blake Baird (“Executive”). The purpose of this Agreement is to arrange a severance of Executive’s employment with Company on a basis that is satisfactory both to the Company and to the Executive.
     1.     Effective December 1, 2006, Executive’s employment with the Company will end as a result of his resignation from Company. Until that time, Executive will be paid his current rate of pay. The resignation by Executive of his employment shall not affect any benefits or entitlements due Executive under this Agreement. Executive’s residence is in California, and Executive presently works in California. On December 1, 2006, the Company will pay Executive all accrued salary, and all accrued and unused vacation earned through December 1, 2006, subject to standard payroll deductions and withholdings. Executive is entitled to these payments regardless of whether or not he signs this Agreement.
     2.      Both Executive and Company are entering into this Agreement as a way of concluding the employment relationship between them and of settling voluntarily any dispute or potential dispute that Executive has or might have with Company as of the date this Agreement is signed.
     3.      In return for Executive agreeing to this Agreement, Company agrees to provide Executive the following, subject to paragraph 11 of this Agreement.
            (a)      Salary. In addition to Company continuing to pay Executive’s current rate of pay ($450,000.00 per annum) through December 1, 2006 as set forth in paragraph 1 of this Agreement, Company will pay Employee’s base salary from December 1, 2006 through December 31, 2006, in the amount of $37,500.00, to Executive in a lump sum, less all applicable deductions, upon the later of (1) December 1, 2006, or (2) the termination of the seven-day revocation period set forth in paragraph 11 of this Agreement. (This date being the “Effective Date”.)
            (b)      Bonus. Company will pay to Executive his 2006 bonus in the amount of $700,000, less all applicable deductions, in a lump sum upon the later of (1) December 1, 2006, or (2) the termination of the seven-day revocation period set forth in paragraph 11 of this Agreement.
            (c)      Long Term Incentive Award. Company will pay to Executive his 2006 long term incentive award in the amount of $1,300,000, less all applicable deductions, in a lump sum upon the later of (1) December 1, 2006 or (2) the termination of the seven day revocation period set forth in paragraph 11 of this Agreement.
            (d)      Benefits. Executive is eligible to participate in the Company’s Executive Retiree Benefit program.
            (e)      Unvested Restricted Stock / Stock Options. Upon the later of (1) December 1, 2006, or (2) the termination of the seven-day revocation period set forth in paragraph 11 of this Agreement, Executive shall be entitled to the:
•	Vesting of all shares of restricted stock that are scheduled to vest on January 1, 2007 and on January 1, 2008 (57,532 shares). After such Effective Date, such shares shall be freely transferable.
•	Vesting of 3,225 shares of restricted stock from grant number 1665. After such Effective Date, such shares shall be freely transferable.
•	Vesting of all stock option grants that are scheduled to vest on January 1, 2007 and on January 1, 2008 (51,293 shares subject to stock options). Such options shall be immediately exercisable for a period of up to three months from the later of (1)

December 1, 2006, or (2) the termination of the seven-day revocation period set forth in paragraph 11 of this Agreement.
     4.      Effective as of December 1, 2006, Executive will resign his positions as the President and a Director of AMB Property Corporation and as an officer and/or director of any affiliates or subsidiaries thereof. The resignation by Executive of his officer title and responsibilities shall not affect any benefits or entitlements due Executive under this Agreement.
     5.      Through and including December 1, 2007, Executive shall not, without the prior written consent of the Company, become employed by, or retained as a consultant of, or provide services for compensation of any kind in any capacity, to any Competitive Entity (as hereafter defined). As used herein, the term “Competitive Entity” shall mean a public or private business that focuses primarily on the ownership, development or operation of distribution, warehouse, air cargo or logistic-oriented properties.
     6.      Through and including December 1, 2009, Executive shall not, without the prior written consent of the Company, directly or indirectly, solicit any person who is or was employed by Company as of December 1, 2006. Notwithstanding the foregoing, (i) Executive shall not be considered to have violated this paragraph 6 if a subsequent employer of Executive engages in any activity prohibited by this paragraph 6 without Executive’s participation, and (ii) Executive shall not be prohibited in engaging in an activity otherwise prohibited by this paragraph with respect to any employee whose employment with the Company has been terminated prior to Executive engaging in any such activity.
     7.      Except in connection with any proceedings between Executive and Company pursuant to paragraph 18 of this Agreement, Executive agrees that he will not make any disparaging comments concerning Company or its operations, or his employment with and/or departure from Company to any individual or entity. Except in connection with any proceedings between Executive and Company pursuant to paragraph 18 of this Agreement, Company agrees that neither it nor any of its executive officers or directors will make, and Company agrees that it shall use its reasonable efforts to prevent all of its other officers and employees from making, directly or through inference, orally or in writing, any disparaging comments concerning Executive or his employment with and/or departure from Company to any individual or entity.
     8.     In return for the foregoing payments and benefits set forth in paragraph 3, but without in any manner impairing Executive’s right to seek indemnification from Company as described in paragraph 22 of this Agreement, Executive, for himself and his spouse, heirs, executors, representatives and assigns, forever releases Company and Company’s officers, directors, managers, employees, agents and representatives from any and all claims, actions, and causes of action which Employee has or might have concerning his employment with Company or the termination of employment, up to the date of the signing of this Agreement. All such claims are forever barred by this Agreement and without regard as to whether those claims are based upon any alleged breach of contract or covenant of good faith and fair dealing; any alleged employment discrimination or other unlawful discriminatory acts, including claims under Title VII, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the California Labor Code, the Family and Medical Leave Act, the Employee Retirement Income Security Act and the Age Discrimination in Employment Act; any alleged tortious act resulting in physical injury, emotional distress, or damage to reputation or other damages; or any other claim or cause of action as of the date of the signing of this Agreement (with the sole exclusions to any claims for vested ERISA benefits, workers’ compensation claims and any claims for unemployment insurance). Nothing in this Agreement shall prohibit Executive from filing a charge, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”) or participating in any investigation or proceeding conducted by the EEOC.
     9.     Executive agrees that the payments and benefits set forth in paragraph 3 shall constitute the entire amount of monetary consideration provided to him under this Agreement and that he will not seek any further compensation for any other claimed damages, costs or attorneys fees in connection with the matters encompassed by this Agreement.
     10.   Executive acknowledges that California Civil Code Section 1542 provides as follows:
A general release does not extend to claims which the creditor does not know or suspect exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
     Being fully informed of this provision of the California Civil Code, Executive waives any rights under such code section, and acknowledges that this Agreement extends to all claims that Executive has or might have against Company, whether known or unknown.
     11.   Executive understands that:
(a)	He has twenty-one days in which to consider signing this Agreement;
(b)	He has carefully read and fully understands all of the terms of this Agreement;
(c)	He is, through this Agreement, releasing Company from any and all claims he may have against it;
(d)	He knowingly and voluntarily agrees to all of the terms set forth in this Agreement;
(e)	He knowingly and voluntarily intends to be legally bound by this Agreement;
(f)	He was advised and hereby is advised in writing to consult with an attorney of his choice prior to signing this Agreement;
(g)	He understands that rights or claims under the Age Discrimination in Employment Act of 1967 that may arise after the date this Agreement is signed are not waived; and
(h)	He has a full seven days following the signing of this Agreement to revoke it and he has been and hereby is advised in writing that this Agreement will not become effective or enforceable until that seven-day revocation period has expired and Executive has not revoked the Agreement.

     12.   This Agreement is in full satisfaction of disputed claims and by entering into this Agreement, Company is in no way admitting liability of any sort. This Agreement, therefore, does not constitute an admission of liability of any kind.
     13.   Executive has had access to non-public confidential, proprietary and/or trade secret information relating to Company’s business which was acquired or disclosed to Executive during the course of his employment with Company (“Confidential Information”). Such Confidential Information may include, but is not limited to, business strategies, financial reports, litigation matters, computer programs and software, customer information, business plans and operations, and other information and records which are owned by Company and are regularly used in the operation of its business. Prior to and at all times after December 1, 2006, Executive shall not, directly or indirectly, disclose or make available to any third party any Confidential Information, except to the extent required by law or necessary for legitimate law enforcement or compliance purposes. In such a situation, Executive shall promptly notify Company in writing of his intended disclosure(s), and will not disclose such Confidential Information until Company has had a reasonable amount of time to prevent such disclosure(s). “Confidential Information” does not include any information that (a) is or becomes generally available to the public other than as a result of disclosure or actions by any party hereto in violation of this Agreement, (b) is or becomes available to any party hereto on a non-confidential basis from a source (other than any other party hereto) which such party reasonably believes is not prohibited from disclosing such information to such party by a contractual legal or fiduciary obligation to such other party hereto or (c) was in such party’s possession prior to the date of this Agreement and was obtained on a non-confidential basis from a source (other than any other party hereto) that such party reasonably believes was not prohibited by a contractual, legal or fiduciary obligation to such other party hereto from disclosing such information to such party. Notwithstanding the above, Executive is not prohibited from using information which is generally known and used in the real estate industry by persons with training and experience comparable to Executive, which is common knowledge in the real estate industry or otherwise legally in the public domain.
     14.   Should any provision of this Agreement be determined by any court or arbitrator to be wholly or partially illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected, and said illegal, unenforceable or invalid provisions shall be deemed not to be a part of the terms or conditions of this Agreement.
     15.   The parties agree that this Agreement contains their complete and final agreement and that there are no representations, statements, or agreements which have not been included within this Agreement. This Agreement supersedes in its entirety that certain Amended and Restated Change in Control and Noncompetition Agreement entered into between Company and Executive dated as of October 10, 2006.
     16.   The parties acknowledge that in signing this Agreement, they do not rely upon and have not relied upon any representation or statement made by any of the parties or their agents with respect to the subject matter, basis or effect of this Agreement, other than those specifically stated in this Agreement.
     17.   This Agreement shall be binding upon the parties and upon their heirs, administrators, representatives, executors and assigns. Executive expressly warrants that he has not transferred to any person or entity any rights, causes of action or claims released in this Agreement.
     18.   The parties agree that the prevailing party in any action brought to enforce the provisions of this Agreement or to collect damages for breach of any such provisions shall be entitled to recover all reasonable costs incurred in connection with such dispute, including attorneys’ fees.

     19.   This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective binding agreement on the part of each of the undersigned. For purposes of promoting timely compliance under this Agreement, facsimile transmission of executed documents shall be deemed sufficient evidence of execution to warrant commensurate performance. The fully executed original(s) shall nevertheless be delivered by mail or by hand.
     20.   California law shall govern the validity and interpretation of this Agreement.
     21.   For purposes of this Agreement, the parties warrant that they respectively have the authority to sign this Agreement on behalf of Executive and Company. Executive has signed this Agreement in San Francisco, California.
     22.   Nothing contained in this Agreement shall impair or affect any of Executive’s rights to indemnification afforded or provided to Executive under Company’s organizational documents, or by law or otherwise, including, without limitation California Labor Code Section 2802, or otherwise, relating in any manner to matters arising out of or relating to Executive’s employment with Company or Executive discharging his duties on behalf of Company, the parties expressly acknowledging and agreeing that all such rights shall survive both execution of this Agreement and December 1, 2006.

Date: November 20, 2006	/s/ W. Blake Baird
W. BLAKE BAIRD

Date: November 20, 2006	AMB PROPERTY CORPORATION
	By:	/s/ Nancy J. Hemmenway
Nancy J. Hemmenway
SVP

8